Exhibit 99.1

Investor/Media Contacts:

Scott M. Bier, Vice President/Chief Financial Officer

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS FINANCIAL RESULTS FOR

SECOND QUARTER 2008

Poway, CA, August 6, 2008 — ALDILA, INC. (NASDAQ:GM:ALDA) announced today net sales of $13.6 million and a net loss of $523,000 ($0.10 fully diluted loss per share) for the three months ended June 30, 2008.  In the comparable 2007 second quarter, the Company had net sales of $17.6 million and net income of $1.7 million ($0.30 fully diluted income per share).  For the six months ended June 30, 2008, the Company had net sales of $30.3 million and a net loss of $65,000 ($0.01 fully diluted loss per share) as compared to $38.3 million and net income of $4.4 million ($.78 fully diluted income per share) for the six months ended June 30, 2007.

Our golf shaft sales declined 17% in the second quarter of 2008 versus the second quarter of 2007.  The average selling price of our golf shafts decreased by 12% quarter on quarter on a 6% decline in unit sales.  Composite materials sales were off 18% in the current quarter versus the 2007 quarter.  In the 2007 quarter we had $1.1 million of hockey sales, a business line which we discontinued in 2007.  Our gross profit in the 2008 quarter declined by 56% due to lower average selling prices for golf shafts and lower overall sales volumes of golf shafts and composite materials.  Advertising and promotion spending have been heavily concentrated in the first half of this year to support the DVS® shaft line in the first quarter, and in the second quarter the pre-launch advertising of our new VooDoo shaft line set to begin sales in September of this year. The Company anticipates that its advertising and promotion spending will be reduced in the third and fourth quarters.

“We are experiencing a marked slowdown in our sales driven by several factors impacting the golf equipment market,” said Mr. Peter R. Mathewson, Chairman of the Board and CEO.  “Weak retail sales, poor weather, a lack of new product offerings by some of our customers, and the overall weak economic conditions are several factors impacting the golf equipment market.  Looking at industry reports, 2008 equipment sales have been weak year to date and are forecasted to remain so through the remainder of the year.  Through the first six months of 2008, the golf industry is experiencing a significant decline in sales of metal woods and iron sets.  Our sales to several large customers, in particular, continued to be hurt by slowing sales of second selling season OEM programs.  These customers have new shaft programs set to begin delivery late in the third quarter of 2008,” Mr. Mathewson said.

“Aldila is continuing to enjoy tremendous success on Tour.  Players using Aldila shafts have won numerous events on the PGA, Nationwide, Champions and LPGA

Tours.  Of particular note, Aldila’s newest shaft introduction, the Aldila VooDoo, has been used by players to win the WGC-CA Championship and Verizon Heritage on the PGA Tour, the BMW Asian Open on the European Tour and the South Georgia Classic on the Nationwide Tour.  Players testing the Aldila VooDoo continue to give us exciting feedback and we expect usage on Tour of the Aldila VooDoo to continue to grow.  Based on our success on Tour, we recently announced that the official launch of the VooDoo will be September of this year.  Already, several major manufacturers have indicated they will begin offering the Aldila VooDoo in new club introductions this fall and early 2009,” said Mr. Mathewson.

“Our other high performance shaft models also continue to do very well on Tour.  The combination of the Aldila DVS®, VS Proto™, and NV® continue to be among the most popular shafts on the PGA Tour in woods, and the most popular in hybrid clubs.  On the Nationwide Tour, we remain the leading wood and hybrid shafts in play.  We are also proud to acknowledge Aldila Staff member, Paula Creamer, on her recent victory at the Jamie Farr Owens Corning Classic on the LPGA Tour.  This was her third win this year playing Aldila shafts.  She continues to be an outstanding player and spokesperson for Aldila.  We are also continuing to see our success on Tour translate to increased play by top amateur golfers as well.  Aldila was the most popular wood and hybrid shaft at the NCAA Division 1 Men’s Championship and the leading driver shaft at the NCAA Women’s Championship.  We were also the leading shaft in woods and hybrids at the recent U.S. Amateur Public Links Championship and the U.S. Junior Amateur Championship,” Mr. Mathewson said.

“We believe our success on Tour and success among the amateur players will fuel demand for Aldila shafts in the market.  In the latest edition of the Darrell Consumer Survey, Aldila remained the leading shaft brand in market penetration.  Our usage in all woods, fairway woods and hybrid clubs also continues to outpace the competition according to this leading independent survey of golf equipment in use today,” said Mr. Mathewson.

“Our Vietnam facility is fully operational and is poised to participate in the production of several of the aforementioned new OEM shaft programs.  Our anticipated cost savings associated with our Vietnam factory have not been realized to date as we have been hampered by a slowing of overall unit volume available to shift to the facility,” Mr. Mathewson said.

“Composite Materials sales declined by 18% as our customers reduced their requirements due to continued slowing of their businesses.  New customers are being developed and when there is an improvement in overall economic activity we expect to get back on track with continuing sales growth,” said Mr. Mathewson.

“The Company ended the quarter with $8.4 million in cash and cash equivalents after paying $27.3 million in dividend payments to shareholders and repaying $417,000 against its term loan during the six month period ended June 30, 2008,” Mr. Mathewson said.

Aldila will host a conference call at 5 p.m. Eastern time, on Wednesday, August 6, 2008, with Peter R. Mathewson, Chairman and CEO, Robert J. Cierzan, Senior Vice President, and Scott M. Bier, Chief Financial Officer, to review Aldila’s 2008 second quarter and year to date financial results.  For telephone access to the conference call dial 877-856-

1955 or 719-325-4793 for international calls and request connection to the Aldila conference call.  A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com.  An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2007, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K, all of which can be obtained at www.sec.gov.

The forward-looking statements in this press release are particularly subject to the risks that:

•                  our product offerings, including the NV®, VS Proto™ and DVS® shaft lines and product offerings outside the golf industry, will not achieve or maintain success with consumers or customers;

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  demand for composite materials by our principal customers will decline;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  the Company will not be able to acquire adequate supplies of carbon fiber at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished products.

For additional information about Aldila, Inc., please go to the Company’s web site at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,398	$29,529
Accounts receivable	5,733	8,684
Income taxes receivable	490	—
Inventories	13,768	13,861
Deferred tax assets	1,560	1,521
Prepaid expenses and other current assets	641	578
Total current assets	30,590	54,173

PROPERTY, PLANT AND EQUIPMENT	13,370	13,308

DEFERRED TAXES	750	750

OTHER NON-CURRENT ASSETS	256	257

TOTAL ASSETS	$44,966	$68,488

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,544	$4,758
Income taxes payable	—	4,266
Accrued expenses	2,185	2,564
Short term debt	4,000	—
Other current liability	137	137
Total current liabilities	11,866	11,725

LONG-TERM LIABILITIES:
Deferred rent	165	170
Long term debt	3,583	—
Other long-term liabilities	852	827
Total liabilities	16,466	12,722

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued	—	—
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,155,347 shares as of June 30, 2008 and 5,154,235 shares as of December 31, 2007	52	51
Additional paid-in capital	43,823	43,702
(Accumulated deficit) retained earnings	(15,375)	12,013
Total stockholders’ equity	28,500	55,766

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$44,966	$68,488

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

NET SALES	$13,644	$17,615	$30,307	$38,277
COST OF SALES	11,027	11,683	23,131	25,155
Gross profit	2,617	5,932	7,176	13,122

SELLING, GENERAL AND ADMINISTRATIVE	3,392	3,656	7,425	7,028
Operating (loss) income	(775)	2,276	(249)	6,094

OTHER INCOME (EXPENSE):
Interest income	42	250	262	449
Interest expense	(91)	—	(130)	—
Other, net	18	(32)	58	11
Equity in earnings of joint venture	—	85	—	190

(LOSS) INCOME BEFORE INCOME TAXES	(806)	2,579	(59)	6,744
(BENEFIT) PROVISION FOR INCOME TAXES	(283)	918	6	2,388

NET (LOSS) INCOME	$(523)	$1,661	$(65)	$4,356

NET (LOSS) INCOME PER COMMON SHARE	$(0.10)	$0.30	$(0.01)	$0.79

NET (LOSS) INCOME PER COMMON SHARE, ASSUMING DILUTION	$(0.10)	$0.30	$(0.01)	$0.78

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,155	5,522	5,155	5,523

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,190	5,575	5,192	5,586

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Six months ended
	June 30,
	2008	2007
		AS RESTATED

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(65)	$4,356
Depreciation and amortization	918	772
Stock-based compensation	104	124
Loss on disposal of fixed assets	8	65
Undistributed income of joint venture, net	—	(204)
Changes in working capital items, net	(1,396)	5,026
Net cash (used for) provided by operating activities	(431)	10,139

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(995)	(4,364)
Proceeds from sales of property, plant and equipment	17	37
Purchases of marketable securities	—	(14,200)
Proceeds from sales of marketable securities	—	8,800
Distribution from joint venture	—	286
Net cash used for investing activities	(978)	(9,441)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings against line of credit	3,000	—
Borrowings against term loan	5,000	—
Payments for the term loan	(417)	—
Repurchases of common stock	—	(298)
Proceeds from issuance of common stock	18	36
Dividend payments	(27,323)	(1,657)
Net cash used for financing activities	(19,722)	(1,919)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(21,131)	(1,221)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,529	3,882

CASH AND CASH EQUIVALENTS, END OF PERIOD	$8,398	$2,661